Exhibit 10.43

May  17,  1999



Mr.  Tomo  Razmilovic
President  and  COO
Symbol  Technologies,  Inc.
One  Symbol  Plaza
Holtsville,  NY  11742-1300



Dear  Tomo:

     This letter expresses our understanding regarding the basis of an ongoing relationship between Symbol Technologies, Inc. ("Symbol") and The Tracker Corporation of America, Inc. and any current and future affiliates thereof ("hereinafter referred to as "Tracker"), to wit:

      1. Tracker desires to use Symbol's bar code products and technology on an exclusive basis.

     2. Symbol desires to assist Tracker to market and sell systems, utilizing exclusively Symbol's bar code technology (the "Systems").

3. Symbol agrees to extend for a period of two years following execution of this letter Tracker's exclusivity rights for the particular application, as described in Mr. Tomo Razmilovic's letter of September 30, 1993 (attached), provided Tracker maintains an annual minimum volume purchases from Symbol of 5000 laser scanner units, having a purchase price effect of, or greater than, ten million dollars ($10,000,000).

     4. Symbol will offer performance guaranty as described in Section 5 below, to potential customers of Tracker, approved by Symbol from time to time on a case by case basis. This performance guaranty will be granted to the respective customer, upon Tracker's issuance and Symbol's acceptance of a Purchase Order for Symbol's products, reflecting the customer's corresponding order from Tracker.
5. The performance guaranty will provide that if any proceeding in bankruptcy or in reorganization, or for the appointment of a receiver or trustee shall be instituted against Tracker, and such proceeding is not dismissed within sixty
(60) days of the date filed, and Tracker is unable to fulfill its warranty and support obligations to its customers as a result thereof, Symbol will do the following:

a. Assume Tracker's limited warranty obligations to the respective customer(s) regarding Symbol products and only Symbol products, to the extent corresponding to the limited warranty provided to Tracker by Symbol for the particular products.

b. Assume that portion of Tracker's obligations, representing post warranty support of Symbol's products and only Symbol products, under service contracts Tracker enters into with the respective customer(s), provided the service fees have not been prepaid and are payable to Symbol on a monthly basis for the remainder of the term of such service contracts.

6. Symbol will designate support personnel (as it deems appropriate) to familiarize itself with the Systems (technologies, products and mode of operation) and provide Tracker with pre sale technical support (as deemed appropriate by Symbol) to assist Tracker with the attainment of potentially large orders.

7. As a collateral for Symbol's undertaking hereunder, Tracker will provide Symbol with the following:

a. Specific assignments of its rights to receive support fees under contract(s) with each the respective customer(s).

b. Tracker's business / trade relational database, updated on a quarterly basis.

c. The System's software source code and any updates and enhancements thereto, will be placed with an independent escrow agent concurrently with the placement of the first Purchase Order with Symbol or when available, respectively.

If you are in agreement with the terms of this letter, please indicate by signing below.

Sincerely  yours,


/s/  Bruce  I.  Lewis
Bruce  I.  Lewis,
Chairman  and  CEO




AGREED  TO  this  18th  day  of
May,  1999.

SYMBOL  TECHNOLOGIES,  INC.


By:  /s/     Tomo  Razmilovic
    ----     ----------------
     Tomo  Razmilovic
     President  and  COO
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